Exhibit 99.1

E2open Acquires icon-scm

Extends Leadership Position in Collaborative Planning and Execution

for Unparalleled Global Supply Chain Management

Foster City, Calif. – July 30, 2013 – E2open (NASDAQ: EOPN), the leading provider of cloud-based solutions for collaborative planning and execution across global trading networks, today announced that it has acquired icon-scm, a market leader in supply chain planning and collaboration, in a transaction valued at approximately $34 million in total consideration. By combining icon-scm’s integrated planning and analytics capabilities with the E2open Business Network, E2open expands its market opportunity and solution portfolio, accelerates its product roadmap, and extends its position as the leader in the collaborative planning and execution space.

The acquisition represents an important component of E2open’s mission to redefine traditional supply chain management with strategic, cloud-based solutions designed to facilitate collaboration across today’s global trading networks. The E2open Business Network features fully-integrated business process management solutions—including multi-tier planning, response management, and analytics—uniquely positioning the company as the industry leader in cross-network collaborative planning and execution.

“I am pleased to announce the addition of icon-scm to E2open and our Business Network of more than 36,000 trading partners around the globe,” said Mark Woodward, President and CEO, E2open. “By bringing together icon-scm’s planning and response technologies and E2open’s portfolio of cloud-based connectivity, business process, and analytics solutions, we will create the industry’s first integrated platform for supply chain control towers. Additionally, icon-scm’s impressive customer roster and employee base significantly broadens our international presence and addressable market.”

icon-scm combines world-class supply chain expertise with leading-edge technologies to create solutions that drive measurable improvements in supply chain management and execution. Global market leaders including Hewlett-Packard, Western Digital, Foxconn, and Sanmina rely on icon-scm to achieve significant gains in customer satisfaction, revenue, and profit margin while reducing inventory and liability.

“The pairing of icon-scm and E2open seemed natural from the beginning—in large part because both companies are fundamentally designed to do the same thing: transform global supply chain operations,” said Jan Aggerbeck, CEO, icon-scm. “Together, we will be able to offer the marketplace the first truly integrated, real-time solution for supply chain planning, collaboration, and execution. It’s a great win for our customers, and an exciting time for our industry.”

Conference Call Details:

•	What: E2open management to discuss the acquisition with the investment community

•	When: Wednesday, July 31, 2013 at 5:30AM PT (8:30AM ET)

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Dial in: To access the call in the U.S., please dial (877) 407-3982, and for international callers dial (201) 493-6780. Callers may provide confirmation number 418688 to access the call more quickly, and are encouraged to dial into the call 10 to 15 minutes prior to the start to prevent any delay in joining.

•	Webcast: http://investor.e2open.com/ (live and replay)

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Replay: A replay of the call will be available via telephone for seven days, beginning two hours after the call. To listen to the telephone replay in the U.S., please dial (877) 870-5176, and for international callers dial (858) 384-5517 and enter access code 418688.

For more information on E2open, visit www.e2open.com or find us on Twitter or Facebook.

About E2open

E2open (NASDAQ: EOPN) is a leading provider of cloud-based, on-demand software solutions enabling enterprises to procure, manufacture, sell, and distribute products more efficiently through collaborative planning and execution across global trading networks. Enterprises use E2open solutions to gain visibility into and control over their trading networks through the real-time information, integrated business processes, and advanced analytics that E2open provides. E2open customers include Celestica, Cisco, Dell, HGST, HP, IBM, L’Oréal, LSI, Motorola Solutions, Seagate, and Vodafone. E2open is headquartered in Foster City, California with operations worldwide. For more information, visit www.e2open.com.

About icon-scm

icon-scm’s patented software enables customer-centric supply chains to accelerate top-line growth and profitability by ensuring strategy is driving organizations. Founded in 1992, icon-scm is a privately owned company with headquarters in Karlsruhe, Germany and offices in San Jose, California and Greater China. For more information, visit www.icon-scm.com.

“Safe harbor” statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements, including, without limitation, statements regarding E2open’s acquisition of icon-scm, the combination of icon-scm’s capabilities and technologies with E2open’s Business Network and solutions, and the results of such combination. The achievement or success of the matters covered by such forward-looking statements involves risks, uncertainties and assumptions. If any such risks or uncertainties materialize or if any of the assumptions prove incorrect, the Company’s results could differ materially from the results expressed or implied by the forward-looking statements we make.

The risks and uncertainties referred to above include, but are not limited to, risks associated with the Company’s ability to successfully integrate newly-acquired companies or businesses; the Company’s growth strategy; the Company’s plans for future products; the Company’s operating results; the Company’s ability to anticipate future market demands and future needs of its customers; the Company’s customer concentration; the Company’s ability to effectively manage its growth; the Company’s expectations regarding expenses, sales and operations; anticipated trends and challenges in the markets in which the Company operates; the Company’s competition; and the Company’s ability to successfully enter new markets and manage its international expansion.

Further information on these and other factors that could affect the Company’s financial results is included in the filings made with the Securities and Exchange Commission, including the Company’s annual and quarterly reports on Form 10-K and Form 10-Q, respectively. These documents are available on the SEC Filings section of the Investor Relations section of the Company’s website at: investor.e2open.com.

E2open, Inc. assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

PR Contact

Gutenberg Communications

John Kreuzer, 408-827-4360

jkreuzer@gutenbergpr.com

or

IR Contact

ICR, Inc.

Greg Kleiner, 650-645-6675

investor.relations@e2open.com